Exhibit 10.11

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

Between

DEBORAH MAY-BUFFUM, Trustee of

THE BETTY UPHAM GOURAUD TRUST dated May 28, 1980

as Seller

and

ARCTRUST EQUITIES, LLC, a New Jersey limited liability company, or its assignee as· Buyer

February 29, 2012

PURCHASE AGREEMENT AND ESCROW INSTRUCTIONS

DATED:	Dated to be effective as of February 29, 2012 (the “Effective Date”).

PARTIES:	This Purchase Agreement and Escrow Instructions is between DEBORAH MAY-BUFFUM, as Trustee of the Betty Upham Gouraud Trust dated May 28, 1980, as “Seller”, and ARCTRUST EQUITIES, LLC, a New Jersey limited liability company, or its assignee, as “Buyer”.

WHEREAS, as of the Effective Date, Seller is the fee title owner of that certain improved property located at premises situated at 4801 South Alameda, Corpus Christi, TX (“Premises”); CVS No. 6992, as legally described on Exhibit A attached hereto (the “Real Property”); and

WHEREAS, as of the Effective Date, the Real Property is improved with a building containing approximately 11,344 square feet (the “Building”) which Real Property and Building are leased to CVS PHARMACY, INC., a Rhode Island corporation, as successor by merger to CVS EGL SOUTH ALAMEDA TX, L.P. (as successor to ECKERD CORPORATION) (“Tenant”) in accordance with a written lease dated September 12, 1997, as amended by that Lease Amendment #1, dated September 12, 1997, and that Lease Amendment #2, executed on March 20, 1998 (collectively, the “Lease”). The Real Property, the Building, the improvements to the Real Property (the “Improvements”), the personal property, if any, of Seller located on the Real Property and Seller’s interest in the Lease and rents and profits to become due thereunder are hereinafter collectively referred to as the “Property”; and

WHEREAS, Buyer desires to purchase the Property from Seller and Seller desires to sell the Property to Buyer, as more particularly set forth in this Purchase Agree1Jfent and Escrow Instructions (the “Agreement”); and

NOW THEREFORE, in consideration of the promises set forth in this Agreement a. d other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer (each, a “Party” and, collectively, the “P arties”) hereby agree as follows:

1. INCORPORATION OF RECITALS. All of the foregoing Recitals are hereby incorporated as agreements of the Parties.

2. BINDING AGREEMENT. This Agreement constitutes a binding agreement between Seller and Buyer for the sale and purchase of the Property subject to the terms set forth in this Agreement. Subject to the limitations set forth in this Agreement, this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. This Agreement supersedes all other written or verbal agreements between the Parties concerning any transaction embodied in this Agreement. No claim of waiver or modification concerning the provision of this Agreement shall be made against a Party unless based upon a written instrument signed by such Party.

3. INCLUSIONS IN PROPERTY.

(a) The Property. The term “Property” shall also include the following:

(1) all tenements, hereditaments and appurtenances (but without warranty whether statutory, express or implied) pertaining to the Real Property;

(2) all mineral, water and irrigation rights of Seller (but without warranty whether statutory, express or implied), if any, running with or otherwise pertaining to the Real Property;

(3) all interest, if any; of Seller (but without warranty whether statutory, express or implied) in any road adjoining the Real Property;

(4) all interest, if any, of Seller (but without warranty whether statutory, express or implied) in any award made or to be made or settlement in lieu thereof for damage to the Property by reason of condemnation, eminent domain or exercise of police power;

(5) all of Seller’s interest in the Building, the Improvements and any other improvements and fixtures on the Real Property;

(6) all of Seller’s interest, if any, in (but without warranty whether statutory, express or implied) any equipment, machinery and personal property on or used in · connection with the Real Property (the “Personalty”); thereunder; and,

(7) the Lease and security deposit, if any, now or hereafter due

(8) all of Seller’s interest, to the extent transferable, in all permits and licenses (the “Permits”), contractual rights and intangibles (including rights to the name of the Improvements as well as all construction contracts, subcontracts, architectural/engineering plans and/or agreements and similar agreements) with respect to the design, development, construction, operation, maintenance, repair and/or improvement of the Property (collectively, the “Intangibl.es”).

(b) The Transfer Documents. The Personalty shall be transferred by that certain bill of sale from Seller to Buyer, the agreed upon form of which is attached hereto as Exhibit B (the “Bill of Sale”); the Lease shall be transferred by that certain assignment and assumption of lease, the agreed upon form of which is attached hereto as Exhibit C (the “Assignment of Lease”); the Permits and Intangibles shall be transferred by that certain assignment and assumption agreement, the agreed upon form of which is attached hereto as Exhibit D (the “Assignment Agreement”); and the Real Property, the Building and the Improvements shall be transferred and conveyed by execution and delivery of Seller’s special warranty deed, the agreed upon form of which is attached hereto as Exhibit F (the “Deed”). The Bill of Sale, the Assignment of Lease, the Assignment Agreement and the Deed are hereinafter collectively referred to as the “Transfer Documents”. Seller and Buyer (as appropriate) shall duly execute the Transfer Documents and deposit such with the Escrow Agent (defined below) prior to the COE (defined below).

4. PURCHASE PRICE. The price to be paid by Buyer to Seller for the Property is Three Million One Hundred Sixty-two Thousand and No/100 Dollars ($3,162,000.00) (the “Purchase Price”), payable as follows:

(a) Fifty Thousand and Noll 00 Dollars ($50,000.00) earnest money (said deposit, together with all interest earned or accrued thereon, the “Earnest Money Deposit”) to be deposited in escrow with First American Title National Commercial Services (“Title Company”), The Esplanade Commercial Center, 2425 E. Camelback Road, Suite 300, Phoenix, Arizona 85016, Attention: Brandon Grajewski (“Escrow Agent”) not later than three (3) business days· following the receipt by Escrow Agent of a fully-executed original of this Agreement (said—receipt by Escrow Agent of both a fully-executed original of this Agreement and the Earnest Money Deposit, the “Opening of Escrow”), which Earnest Money Deposit is to be held by Escrow Agent until released to Seller or Buyer as provided herein or paid to Seller at close of escrow (“COE”); .

(b) Three Million One Hundred Twelve Thousand and No/100 Dollars ($3,112,000.00) in additional cash, or other immediately available funds (as may be increased or decreased by such sums as are required to take into account any additional deposits, prorations, credits, or other adjustments required by this Agreement), to be deposited in escrow with Escrow Agent on or before COE, which sum is to be held by Escrow Agent until cancellation of this Agreement as provided herein or paid to Seller at COE.

5. DISPOSITION OF EARNEST MONEY DEPOSIT. Seller and Buyer hereby instruct Escrow Agent to place the Earnest Money Deposit in a federally insured interest-bearing passbook account on behalf of Seller and Buyer. The Earnest Money Deposit shall be applied as follows:

(a) if Buyer cancels this Agreement as Buyer is so entitled to do as provided in this Agreement, the Earnest Money Deposit shall be paid immediately to Buyer;

(b) if the Earnest Money Deposit is forfeited by Buyer pursuant to this Agreement, such Earnest Money Deposit shall be paid to Seller as Seller’s agreed and total liquidated damages, in accordance with Section 22(b); and

(c) if escrow closes, the Earnest Money Deposit shall be credited to Buyer, automatically applied against the Purchase Price and paid to Seller at COE.

6. PRELIMINARY TITLE REPORT AND OBJECTIONS. (a) Within ten (10) days after the Opening of Escrow, Escrow Agent shall deliver a current Preliminary Title Report (the “Report”) for a standard Texas form of Owner Policy of Title Insurance (the “Owner’s Policy”) on the Property to Buyer and Seller. The Report shall show the status of title to the Property as of the date of the Report and shall also describe the requirements of Escrow Agent for the issuance of the Owner’s Policy as described herein. The cost of the Owner’s Policy shall be paid by the Seller; provided, however, that any additional costs for an extended coverage policy, endorsements thereto (excluding, however, those endorsements required to cure one or more Objectionable Matters (as hereinafter defined), which endorsements shall be issued at Seller’s sole cost and expense), or any lender’s title policy shall be paid by Buyer. In addition to the Report, Escrow Agent shall simultaneously deliver to Buyer legible copies of all documents identified in Part Two of Schedule B of the Report.

(b) If Buyer is dissatisfied with any exception to title as shown in the Report and/or any matter disclosed by the Survey (defined below) (collectively, the “Objectionable Matters”), then Buyer may either, by giving written notice thereof to Escrow Agent and Seller (i) by 6:00 p.m. (PDST) twenty (20) days after the Opening of Escrow, or (ii) ten (10) days from Buyer’s receipt of the Report and the Survey, whichever is later, (a) cancel this Agreement, whereupon the Earnest Money Deposit shall be returned to Buyer together with all documents deposited in escrow by Buyer, or (b) notify Seller in writing of such Objectionable Matters. If Buyer timely has raised any Objectionable Matters, Seller shall have the right (but not the obligation), to be exercised within five (5) business days of receipt of Buyer’s Objectionable Matters, to notify Buyer in writing that it intends to cure any such Objectionable Matters. Failure of Seller to deliver a written notice to Buyer that it intends to cure any Objectionable Matters within such five (5) business day period shall constitute Seller’s refusal to cure such matter(s). Buyer shall have five (5) business days from the earlier of receipt of notice from Seller regarding which Objectionable Matters that Seller will not cure or the expiration of the five (5) business day period described in the preceding sentence to either terminate this Agreement by written notice to Escrow Agent and Seller or waive the applicable Objectionable Matters. Failure of Buyer to deliver a written notice to Seller within such five (5) business day period that Buyer .is waiving the Objectionable Matters that Seller will not cure shall constitute Buyer’s election to terminate this Agreement.

(c) In the event that after the date of the Report any new title matters or exceptions affect title to the Property, or the Title Company issues any amendment or supplement to the Report evidencing any title matter or exception that was not previously revealed on the Report (or an amendment to an existing matter or exception that was not previously revealed in the Report) (as applicable, a “Supplemental Title Exception”), then Buyer may give Seller and Escrow Agent written notice (“Supplemental Title Objection”) of Buyer’s disapproval or conditional approval of any such Supplemental Title Exception on or prior to the date which is five (5) business days after Buyer’s receipt of the applicable title documents evidencing the Supplemental Title Exception. Seller may elect to eliminate or cure any disapproved or conditionally approved matters relating to such Supplemental Title Exception by delivering written notice to Buyer within five (5) business days of receipt of the applicable Supplemental Title Objection. Failure of Seller to deliver a written notice to Buyer that it intends to cure any Supplemental Title Objection(s) within such five (5) business day period shall constitute Seller’s refusal to cure such matter(s). Buyer shall have five (5) business days from the earlier of receipt of notice from Seller regarding whether Seller intends to cure any Supplemental Title Objections or the expiration of the five (5) business day period described in the preceding sentence to either terminate this Agreement by written notice to Escrow Agent and Seller or waive the applicable Supplemental Title Objections. Failure of Buyer to deliver a written notice to Seller within such five (5) business day period that Buyer is waiving the Supplemental Title Objections that Seller will not cure shall constitute Buyer’s election to terminate this Agreement.

(d) If Seller has elected to cure any Objectionable Matter or Supplemental Title Objection, as the case may be, Seller shall thereupon commence to use commercially reasonable efforts to cure such matter, and shall have until the COE to cure any Objectionable Matters, and a period of thirty (30) days to cure any Supplemental Title Objection, to Buyer’s reasonable satisfaction. In the event that Seller provides written notice stating Seller’s intention to cure any Objectionable Matter or any Supplemental Title Objections, as the case may be, and, if despite using commercially reasonable efforts, Seller is unable to cure such matter within the applicable time period provided in the preceding sentence, Seller shall not be liable therefor; provided, however, that Buyer shall have the right by providing written notice to Escrow Agent and Seller within three (3) business days after the scheduled COE (or in the case of a Supplemental Title Objection, within three (3) business days after expiration of the thirty (30) day cure period) to either (a) waive such Objectionable Matters (or Supplemental Title Objection, as applicable), or (b) terminate this Agreement. In the event that Buyer fails to provide such written notice of termination or waiver within the applicable time period, then Buyer ·shall be deemed to have elected to terminate this Agreement.

(e) If this Agreement is terminated pursuant to this Section 6, then (i) the Deposit shall be returned to· Buyer by Escrow Agent without further instruction; (ii) Buyer shall deliver all documents received by Buyer from Seller to Seller; and (iii) the Escrow shall thereupon be cancelled, and, except as otherwise provided in this Agreement, neither party shall have any further obligation to the other.

(f) Notwithstanding anything to the contrary contained in this Agreement, Seller shall be obligated to satisfy at or prior to COE, (i) any monetary liens, encumbrances or security interests voluntarily placed against Seller’s interest in the Property, (ii) encumbrances that have been voluntarily placed against the Property by Seller after the Effective Date without Buyer’s prior written consent and that will not otherwise be satisfied on or before the COE, and (iii) exceptions that can be removed from the Report by Seller’s delivery of a customary owner’s title affidavit or gap indemnity.

7. BUYER’S STUDY PERIOD.

(a) The Study Period. Buyer shall have until 6:00 p.m. (PDST) on the thirtieth (30th) day after the later of the Opening of Escrow or Buyer’s receipt of Seller’s Diligence Materials (the “Study Period”), at Buyer’s sole cost, within which to conduct and approve any investigations, studies or tests deemed necessary by Buyer, in Buyer’s sole discretion and to determine the feasibility of acquiring the Property (collectively, “Buyer’s Diligence”).

(b) Inspection.

(i) Subject to the prior rights of the Tenant in the Property, Seller hereby grants to Buyer and Buyer’s agents, employees and contractors the right to enter upon the Property prior to COE to conduct Buyer’s Diligence. Any entry on the Property shall be conducted in a manner so as to not unreasonably interfere with the Tenant’s business operations on the Property. Buyer shall not perform any invasive or destructive testing or examination without advance written permission of the Seller, which permission shall be given in Seller’s sole and absolute discretion, and Buyer shall promptly thereafter restore the Property to its condition immediately preceding such testing or examinations. Buyer may not meet with the Tenant at the Property without Seller’s prior written consent, which shall not be unreasonably withheld. Seller hereby reserves the right to have a representative present at the time of making any such inspection or interviews. Buyer shall notify Seller not less than one (I) business day in advance of making any such inspection or interviews. In making any inspection or interviews hereunder, Buyer will treat, and will cause any representative of Buyer to treat, all non-public information obtained by Buyer pursuant to the terms of this Agreement as confidential using the same degree of care as Buyer employs with respect to its own proprietary or confidential information of like importance, provided that Buyer shall be permitted to disclose such information to its consultants, attorneys, lenders, transferees, investors, appraisers, accountants, advisors and affiliates or to the extent required by law. In consideration therefor, Buyer shall and does hereby agree to defend, indemnify and hold Seller, its Tenant, contractors and employees, harmless from and against any and all claims for expenses, costs, losses, liabilities and/or damages asserted against Seller, its Tenant, contractors and employees, including, but not limited to, court costs and attorneys’ fees, which may be sustained or threatened against Seller as a result of Buyer’s Diligence provided that Buyer shall not be responsible for any damages resulting from a mere discovery of a pre-existing condition at the Real Property or for damages resulting from Seller’s or Tenant’s negligence or willful misconduct. Buyer’s indemnity and hold harmless obligation shall survive cancellation of this Agreement or COE.

(ii) NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENTIT IS UNDERSTOOD AND AGREED THAT WITH RESPECT TO THE LEGAL, PHYSICAL, FINANCIAL AND ENVIRONMENTAL CONDITION OF THE PROPERTY, THE PROPERTY IS BEING SOLD AND CONVEYED HEREUNDER AND, UNLESS BUYER TERMINATES THIS AGREEMENT IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT, BUYER AGREES TO ACCEPT THE PROPERTY “AS IS,” “WHERE IS” AND “WITH ALL FAULTS” AND SUBJECT TO ANY CONDITION WHICH MAY EXIST, WITHOUT ANY REPRESENTATION OR WARRANTY BY SELLER EXCEPT AS EXPRESSLY SET FORTH IN SECTION 13 OF THIS AGREEMENT. BUYER HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES THAT(A) BUYER SHALL BE SOLELY RESPONSIBLE FOR DETERMINING THE STATUS AND CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, EXISTING ZONJNG DESIGNATIONS, BUILDING REGULATIONS AND GOVERNMENTAL ENTITLEMENT AND DEVELOPMENT REQUIREMENTS APPLICABLE TO THE PROPERTY, AND (B) BUYER IS RELYING SOLELY UPON SUCH INSPECTIONS, EXAMINATION, AND EVALUATION OF THE PROPERTY BY BUYER IN PURCHASING THE PROPERTY ON AN “AS IS,” “WHERE IS” AND “WI1H ALL FAULTS” BASIS, WITHOUT REPRESENTATIONS (OTHER THAN THE LIMITED REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 13 OF THIS AGREEMENT), WARRANTIES OR COVENANTS, EXPRESS OR IMPLIED, OF ANY KIND OR NATURE. EXCEPT FOR A BREACH OF A REPRESENTATION OR WARRANTY CONTAINED IN SECTION 13 OF THIS AGREEMENT, BUYER HEREBY ASSUMES THE RISK OF ALL CONDITIONS, INCLUDING WITHOUT LIMITATION, ENVIRONMENTAL CONDITIONS THAT MAY EXIST ON THE PROPERTY AND HEREBY FULLY AND IRREVOCABLY RELEASES SELLER AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON ITS BEHALF FROM ANY AND ALL CLAIMS THAT IT MAY NOW HAVB OR HEREAFTER ACQUIRE AGAINST SELLER AND ALL PERSONS, FIRMS, CORPORATIONS AND ORGANIZATIONS ACTING ON ITS BEHALF FOR ANY COSTS, LOSSES, LIABILITIES, DAMAGES, EXPENSES, CONTRIBUTION OBLIGATIONS, DEMANDS, ACTIONS OR CAUSES OF ACTION ARISING FROM OR RELATED TO ANY CONSTRUCTION DEFECTS, ERRORS, OMISSIONS OR OTHER CONDITIONS, LATENT OR OTHERWISE, GEOTECHNICAL AND SEISMIC, AFFECTING THE PROPERTY OR ANY PORTION THEREOF. SUBJECT TO THE FOREGOING PROVISO, THIS RELEASE INCLUDES CLAIMS OF WHICH BUYER IS PRESENTLY UNAWARE OR WHICH BUYER DOES NOT PRESENTLY SUSPECT TO EXIST WHICH, IF KNOWN BY BUYER, WOULD MATERIALLY AFFECT BUYER’S RELEASE OF SELLER.

(iii) Buyer agrees to maintain or cause its contractors, property inspectors and subcontractors to maintain, worker’s compensation and commercial general liability insurance policies having a combined liability limit of at least Two Million and 00/100 Dollars ($2,000,000.00) and property damage limits of at least One Million and 00/100 Dollars ($1,000,000.00) to cover its activities on the Property and to keep the Property free and clear of all mechanics’ and materialmen’s liens or other liens arising out of any of its activities or those of its representatives, agents or contractors. At least five (5) days prior to entering the Property, Buyer shall deliver to Seller a certificate of insurance—evidencing insurance coverage in compliance with the terms of this Section 5(b)(3). The commercial general insurance policy shall be primary and noncontributing with any insurance which may be carried by Seller, and shall designate Seller as an additional insured. The insurance policy shall also provide that it may not be canceled or modified without at least thirty (30) days prior written notice to Seller.

(c) Cancellation. Unless Buyer so notifies Seller or Escrow Agent, in writing, on or before the end of the Study Period of Buyer’s acceptance of Buyer’s Diligence and waiver of the contingencies as set forth in this Section 7, for any or no reason, this Agreement shall be canceled and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement. In addition, Buyer shall have the right at any time during the Study Period to send written notice to Seller terminating this Agreement tor any or no reason and the Earnest Money Deposit shall be returned immediately to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement.

8. DELIVERY OF SELLER’S DILIGENCE MATERIALS.

(a) Deliveries to Buyer. Seller agrees to deliver to Buyer contemporaneously with the Opening of Escrow all information in Seller’s possession ot control relating to the leasing, operating, maintenance, construction (including any Certificate of Occupancy for the Property), repair, zoning (including any zoning verification letters), platting, engineering, soil tests, water tests, environmental tests, market studies, master planning, architectural drawings and like matters regarding the Property and/or the Tenant (collectively, “Seller’s Diligence Materials”), all at no cost to Buyer. The foregoing deliveries, to the extent in Seller’s possession or control, shall include, but not be limited to, copies (in digital or hard copy) of all: (i) the Lease, including all amendments thereto, guaranties thereof and assignments thereof and, to the extent the landlord is obligated to deliver such a policy to Tenant under the Lease, a copy of the leasehold title insurance policy; (ii) all claims or suits by Tenant or third parties involving the Property or the Lease or any Contracts (whether or not covered by insurance); (iii) any appraisals of the Property; (iv) the site plan with respect to, and survey of the Property; (v) copies of all Contracts and Permits; (vi) Phase I Reports, Phase II Reports and any other environmental reports in Seller’s possession and control concerning the Property; and (vii) any other documents or other materials in the possession of Seller or its agents pertaining to the Property. Should Seller receive new or updated documents or materials regarding any of the matters set forth in this Section 8(a) after the Effective Date and prior to COE, Seller shall immediately deliver a copy of such document or material to Buyer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 13 OF THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER TO BUYER AS TO THE ACCURACY OR CO:MPLETENESS OF THE CONTENT OF ANY DOCUMENTS OR OTHER INFORMATION DELIVERED TO BUYER PURSUANT TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE ACCURACY OR COMPLETENESS OF THE CONTENT OF SELLER’S DILIGENCE MATERIALS.

(b) Delivery by Buyer. If this Agreement is canceled for any reason, except Seller’s willful default hereunder, Buyer agrees to deliver to Seller upon payment by Seller to Buyer of Buyer’s cost thereof, copies of those investigations, studies and/or tests which Buyer may have elected to obtain.

9. THE SURVEY. Promptly after the Opening of Escrow, Buyer, at its sole cost and expense, may cause a surveyor licensed in the State of Texas to complete and deliver to Escrow Agent and Buyer a current, certified ALTA As-Built survey of the Real Property, Building and Improvements (the “Survey”). The Survey shall set forth the legal description and boundaries of the Property and all easements, encroachments and improvements thereon.

10. IRS SECTION 1445. Seller shall furnish to Buyer in escrow by COE a sworn affidavit (the “Non-Foreign Affidavit”) stating under penalty of perjury that Seller is not a “foreign person” as such term is defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the “Tax Code”). If Seller does not timely furnish the Non-Foreign Affidavit, Buyer may withhold (or direct Escrow Agent to withhold) from the Purchase Price, an amount equal to the amount required to be so withheld pursuant to Section 1445(a) of the Tax Code, and such withheld funds shall be deposited with the Internal Revenue Service as required by such Section 1445(a) and the regulations promulgated thereunder. The amount withheld, if any, shall nevertheless be deemed to be part of the Purchase Price paid to Seller. ·

11. DELIVERY OF POSSESSION. Seller shall deliver possession of the Property to Buyer at COE subject only to the rights of Tenant under the Lease as approved by Buyer as part of Buyer’s Diligence.

12. BUYER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Buyer’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the deposit by Seller to Escrow Agent, for delivery to Buyer at COE, of the original Transfer Documents du1y executed by Seller;

(b) the issuance of the Owner’s Policy (or a written commitment therefor) subject only to those matters approved or deemed approved by Buyer pursuant to Section 6 of this Agreement;

(c) the delivery by Seller to Buyer at COE of all security deposits and pre- paid/abated rents under the Lease, if any, in the form of a credit in favor of Buyer against the Purchase Price;

(d) the deposit by Seller with Escrow Agent (for delivery to Buyer at COE) not later than ten (10) business days prior to COE of an original estoppel certificate, in a form reasonably acceptable to Buyer, dated not more than thirty (30) days prior to COE, executed by Tenant and naming Buyer (or its designee) and such lender of which Buyer provides written notice to Seller pursuant to the notice provisions hereof (“Lender”) as addressees and (x) verifying the basic facts of the Lease (term, rental, expiration date, options, if any exist), (y) confirming that there are no defaults by the landlord under the Lease, no unperformed or “punchlist” construction items and no unpaid tenant improvement allowances or leasing commissions, (ii) a subordination, non-disturbance and attornment agreement executed by Tenant, in form and substance reasonably acceptable to Tenant, for the benefit of Lender, and (iii) an original estoppel certificate executed by all other parties (“Counter Parties”) to any applicable reciprocal easement agreement or declaration of covenants, conditions and/or restrictions (the “REA’s”) and addressed or certified to Buyer and Lender stating that such instrument is in full force and effect and is not modified (except as disclosed in such estoppel certificate) and, to the actual knowledge of the party giving the estoppel, the other party or parties thereto is/are not in default under the applicable instrument and all amounts, if any, owing under the applicable agreement have been paid in full; provided that if Counter Parties demand payment of any fees or expenses (including attorney’s fees) in connection with the negotiation and preparation of an estoppel certificate in connection with any REA, Buyer shall bear the cost of such fees and costs;

(e) the deposit with Escrow Agent of an executed affidavit of Seller and such other documentation as may be reasonably required by Escrow Agent to allow for the deletion of any mechanics’ lien exception from the Owner’s Policy and any Gap affidavits or undertakings required by the Title Company;

(f) the deposit with Escrow Agent, for delivery to Buyer at COE, of a letter from Seller to Tenant requesting that future rent under the Lease be paid to Buyer;

(g) there has been no “Insolvency Event” with respect to the Tenant. As used in this subsection (g), an “Insolvency Event” shall have occurred if the Tenant becomes insolvent within the meaning of the United States Bankruptcy Code, 11 U.S.C. Sec. 101 et seq., as amended (the “Bankruptcy Code”), files or notifies Seller or any affiliate of Seller that it intends to file a petition under the Bankruptcy Code, initiates a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts (collectively, hereinafter, an “Action”), becomes the subject of either a petition under the Bankruptcy Code or an Action, or is not generally paying its debts as the same become due;

(h) Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by Seller prior to, or as of, the COE; and

(i) delivery to Buyer of a copy of the fully executed Lease together with all guaranties thereof, all exhibits, amendments and other modifications thereto, and all assignments necessary to establish that Seller is the successor-in-interest to the landlord’s rights under the Lease.

If the foregoing conditions have not been satisfied by the specified date 0r COE as the case may be, then Buyer shall have the right, at Buyer’s sole option, by giving written notice to Seller and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Buyer deems reasonably necessary to allow Seller to satisfy such conditions.

12A. SELLER’S CONDITIONS PRECEDENT. In addition to all other conditions precedent set forth in this Agreement, Seller’s obligations to perform under this Agreement and to close escrow are expressly subject to the following:

(a) the deposit of the Purchase Price by Buyer to Escrow Agent, for delivery to Seller at COE; and

(b) Buyer shall have materially performed, observed and complied with all covenants, agreements and conditions required by this Agreement to be performed, observed and/or complied with by Buyer prior to, or as of, the COE.

If the foregoing conditions have not been satisfied by the specified date or COE as the case may be, then Seller shall have the right, at Seller’s sole option, by giving written notice to Buyer and Escrow Agent, to (i) cancel this Agreement, whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Seller and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation under this Agreement, or (ii) extend such specified date or COE, as applicable, for such amount of time as Seller deems reasonably necessary to allow Buyer to satisfy such conditions.

13. SELLER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Seller hereby represents and warrants to Buyer as of the Effective Date and again as of COE that:

(i) Seller has not entered into and there is not existing any other agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party;

(ii) to Seller’s knowledge, no notice of violation has been issued with regard to any applicable regulation, ordinance, requirement, covenant, condition or restriction relating to the present use or occupancy of the Property by any person, authority or agency having jurisdiction;

(iii) to Seller’s knowledge, there is no impending or contemplated condemnation or taking by inverse condemnation of the Property, or any portion thereof, by any governmental authorities;

(iv) there are no suits or claims pending or to Seller’s knowledge, threatened with respect to or in any manner affecting the Property, nor does Seller know of any circumstances which should or could reasonably form the basis for any such suits or claims which have not been disclosed in writing to Buyer by Seller;

(v) the Seller’s Diligence Materials provided to Buyer are and will be correct and complete copies of the corresponding documents in Seller’s possession;

(vi) Seller has full power and authority to execute, deliver and perform under this Agreement as well as’ under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(vii) Seller is duly authorized and has all requisite power and authority to enter into this Agreement and to carry out Seller’s obligations and this transaction will not violate any agreements to which Seller is a party;

(viii) to Seller’s knowledge, the execution, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Seller is a party or may be bound;

(ix) there are no sale, listing or leasing commission obligations affecting the Lease or the Property as of the date hereof, except with regard to the sale commission of the Broker which shall be paid by Seller at COE, and no such agreements shall affect the Lease or the Property as of the date of the COE;

(x) Seller has sent no written notice of default to Tenant and, to Seller’s knowledge, no default of Tenant exists under the Lease; Seller has not received any written notice of default from Tenant that is still outstanding; Seller has not received any written notice or correspondence from Tenant or Tenant’s agents indicating Tenant’s desire, willingness or intent to amend, modify, assign or terminate the Lease nor any notice or correspondence requesting the consent of Seller to any of the foregoing;

(xi) Seller does not have any defeasance, lender approval or prepayment obligations with respect to any existing financing which will delay the COE;

(xii) Tenant has no right of first offer or first refusal to purchase the Property or any portion thereof. Seller has performed and will continue to perform all of the obligations, and has observed and will observe all of the covenants, required of the landlord under the Lease arising prior to the date of the COB. Except as specifically set forth in the Lease, there are no agreements with Tenant for the performance of any work by Seller, as landlord, at the Property.

(b) Further, Seller hereby covenants to Buyer as of the Effective Date that:

(i) Seller will not enter into nor execute any agreement, written or oral, under which Seller is or could become obligated to sell the Property, or any portion thereof, to a third party, without Buyer’s prior written consent;

(ii) Seller will not, without the prior written consent of Buyer, take any action before any governmental authority having jurisdiction thereover, the object of which would be to change the present zoning of or other land-use limitations, upon the Property, or any portion thereof, or its potential use;

(iii) except for any item to be prorated at COE in accordance with this Agreement, all bills or other charges, costs or expenses arising out of or in connection with or resulting from Seller’s use, ownership, or operation of the Property up to COE shall be paid in full by Seller;

(iv) all general real estate taxes, assessments and personal property taxes that have become due with respect to the Property (except for those that will be prorated at COE) have been paid or will be so paid by Seller prior to COE;

(v) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall not execute or enter into any lease with respect to the Property or any part thereof, or terminate, amend, modify, extend or waive any rights under the Lease without Buyer’s prior written consent, which consent may be withheld at Buyer’s reasonable discretion;

(vi) between the Effective Date and COE or any earlier termination of this Agreement, Seller shall, at its sole cost:

(1) continue to operate the Property as heretofore operated by Seller subject to Buyer’s rights under this Agreement to direct specific activities of Seller;

(2) maintain or cause Tenant to maintain the Property in its current condition and perform required and routine maintenance and make replacements of each part of the Property that is tangible property (whether real or personal) and perform repairs or make replacements to any broken, defective or malfunctioning portion the Property that is tangible property (whether real or personal) as the relevant conditions require;

(3) except as required by a governmental agency, not place or permit to be placed on any portion of the Property any new improvements of any kind or remove or permit any improvements to be removed from the Property without the prior written consent of Buyer; ·

(4) without Buyer’s prior written consent, Seller shall not, by voluntary or intentional act or omission to act, further cause or create any easement, encumbrance, or mechanic’s or materialmen’s liens, and/or similar liens or encumbrances to arise or to be imposed upon the Premises or any portion thereof that affects title thereto, or to allow any amendment or modification to any existing easements or encumbrances; and

(5) cause Tenant to comply in all material respects with the terms, covenants and conditions of the Lease;

(vii) Seller shall and hereby does assign to Buyer, effective as of COE, all claims, counterclaims, defenses, or actions, whether at common law, or pursuant to any other applicable federal or state or other laws which Seller may have against any third parties relating to the existence of any Hazardous Materials in, at, on, under or about the Property (including Hazardous Materials released on the Property prior to COE and continuing in existence on the Property at COE);

(viii) Seller shall not, without the prior written consent of Buyer, provide a copy of, nor disclose any of the terms of, this Agreement to any appraiser; and

(c) As used in this Section 13, the term “to Seller’s knowledge” (i) shall mean and apply to the actual knowledge of Deborah May Buffum (“Involved Party”), who was directly engaged in the acquisition of the Property, the management of the Property and/or the sale and purchase transaction described in this Agreement, and not to any other parties, (ii) shall mean the current actual knowledge of such Involved Party, without any investigation or inquiry of any kind, it being understood and acknowledged that such Involved Party, in many instances, may not have been involved in all day-to-day operations of the Property; (iii) shall not mean that such Involved Party is charged with knowledge of the acts, omissions and/or knowledge of the predecessors in interest in and to the Property or with knowledge of the acts, omissions and/or knowledge of Seller’s agents; and (iv) shall not apply to or be construed to apply to information or material which may generally or incidentally be in the possession of Seller, but which is not actually known to the Involved Party.

(d) If Seller becomes aware of any fact or circumstance which would change or render incorrect, in whole or in part, any representation made by Seller under this Agreement, whether as of the date given or at any time thereafter through and including the Closing Date and whether or not such representation was based on Seller’s knowledge and/or belief as of a certain date, Seller shall give prompt written notice of such change, fact or circumstance to Buyer. If Buyer elects to close the transactions contemplated hereby, Seller’s liability for misrepresentation or a breach of warranty, representation or covenant wherever contained in this Agreement shall exclude any fact or circumstance of which (i) Seller learns after the date of this Agreement and notifies Buyer under this Section 13(e) prior to COE or (ii) Buyer learns prior to the COE, and Buyer shall be deemed to have waived and shall have no recourse against Seller for any liability for any misrepresentation, breach of warranty, representation or covenant by reason of the failure of any such fact or circumstance to have been disclosed to Buyer on the date of this Agreement. If such new information results in the failure to satisfy a contingency as set forth in Section 12 above, then Buyer may elect to terminate this Agreement under and subject to the terms and conditions of Section 12, but Seller shall not be liable to Buyer for having updated or modified such representation, unless Seller knew on the Effective Date that the representation was untrue or incorrect or if the representation became untrue or incorrect as a result of Seller’s acts or omissions after the Effective Date.

(e) All representations, warranties and covenants made in this Agreement by Seller shall survive the execution and delivery of this Agreement and COE for nine (9) months after COE. Seller shall and does hereby indemnify against and hold Buyer harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees which Buyer may incur, by reason of any material misrepresentation by Seller or any material breach of any of Seller’s warranties or covenants. Seller’s indemnity and hold harmless obligations shall survive COE for a period of nine (9) months. After COE, the liability of Seller in connection with any express representation of Seller provided in this Agreement shall not exceed the sum of One Hundred Thousand and No/100 Dollars ($100,000).

14. BUYER’S REPRESENTATIONS WARRANTIES AND COVENANTS.

(a) Buyer hereby represents and warrants to Seller as of the Effective Date and again as of COE that:

(i) which Buyer is a party; this transaction will not in any way violate any other agreement to

(ii) Buyer has full power and authority to execute, deliver and perform under this Agreement as well as under the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits;

(iii) no consent of any third party is required in order for Buyer to enter into this Agreement and perform Buyer’s obligations hereunder;

(iv) there are no actions or proceedings pending or to Buyer’s knowledge, threatened against Buyer which may in any manner whatsoever affect the validity or enforceability of this Agreement or any of the documents, the agreed upon forms of which are attached hereto as Exhibits; and

(v) the exec1;1tion, delivery and performance of this Agreement and the Transfer Documents, the agreed upon forms of which are attached hereto as Exhibits, have not and will not constitute a breach or default under any other agreement, law or court order under which Buyer is a party or may be bound.

(b) Further, Buyer hereby covenants to Seller as of the Effective Date that:

(i) should Buyer receive notice or knowledge of any information regarding any of the matters set forth in this Section 14 after the Effective Date and prior to COE, Buyer will promptly notify Seller of the same in writing.

All representations, warranties and covenants made in this Agreement by Buyer shall survive the execution and delivery of this Agreement and COE for nine (9) months after COE. Buyer shall and does hereby indemnify against and hold Seller harmless from any loss, damage, liability and expense, together with all court costs and attorneys’ fees, if awarded by a court of law, which Seller may incur, by reason of any material misrepresentation by Buyer or any material breach of any of Buyer’s warranties or covenants. Buyer’s indemnity and hold harmless obligations shall survive COE for a period of nine (9) months. After COE, the liability of Buyer in connection with any express representation of Buyer provided in this Agreement shall not exceed the sum of One Hundred Thousand and No/100 Dollars ($100,000).

15. “AS IS” SALE. Except for the representations of Seller expressly set forth in this Agreement, Buyer agrees that Buyer is purchasing the Property in its “as is” condition, that neither Seller nor any real estate broker, agent officer, employee, servant, attorney or other representative of Seller have made any warranties, representations or guarantees, whether express or implied, with regard to the value, nature, quality or condition of the Property, the water; soil, subsurface conditions or geology of the Property, the suitability of the Property for any specific uses, any land use control, governmental limitation or restriction or the absence thereof, or compliance or noncompliance with, or the applicability or non-applicability of any applicable law, rule, ordinance, regulation, order or requirement of any governmental entity or subdivision thereof relating to the Property.

16. Intentionally omitted.

17. RENTS AND DEPOSITS. Seller and Buyer agree that, in addition to all other conditions and covenants contained herein, Seller shall deliver to Buyer and Escrow Agent not later than the day immediately prior to COE information, certified by Seller to be true and accurate as of the date thereof and as of the date of COE, with respect to (i) the amount of Tenant’s security deposit under the Lease, if any, and (ii) prepaid and/or abated rents, including, without limitation, the amount thereof and the date to which such rents have been paid.

18. BROKER’S COMMISSION. Concerning any brokerage commission, the Parties agree as follows:

(a) the Parties warrant to one another that they have not dealt with any finder, broker or realtor in connection with this Agreement except CBRE, Inc. (the “Broker”);

(b) if any person shall assert a claim to a finder’s fee or brokerage commission on account of alleged employment as a finder or broker in connection with this Agreement (including the Broker), the Party under whom the finder or broker is claiming shall indemnify and hold the other Party harmless from and against any such claim and all costs, expenses and liabilities incurred in connection with such claim or any action or proceeding brought on such claim, including, but not limited to, counsel and witness fees and court costs in defending against such claim. The provisions of this subsection shall survive cancellation of this Agreement or COE; and

(c) Seller shall be responsible for the payment of the commission to the Broker pursuant to a separate written agreement between Seller and the Broker, which commissions shall be paid at COE.

19. CLOSE OF ESCROW. COE shall be on or before 5:00p.m. ET on the fifteenth (15th) day after the expiration of the Study Period or such earlier date as Buyer may choose by giving not less than five (5) days prior written notice to Seller and Escrow Agent (the “Closing Date”).

20. BINDING VALIDITY. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs,. personal representatives, successors and assigns. Buyer may designate someone other than Buyer, as grantee and/or an assignee, under the Transfer Documents by providing written notice of such designation prior to COE. No such designation or assignment will release or relieve Buyer of its obligations under this Agreement.

21. RISK OF LOSS. Seller shall bear all risk of loss resulting from or related to damage of or to the Property or any part thereof which may occur prior to COE. Seller shall also bear all risk of loss resulting from or related to a taking or condemnation of the Property or any part thereof with respect to which written notice of a proposed condemnation or taking is received, a condemnation proceeding is commenced, a condemnation proceeding is concluded or all or any part of the Property is conveyed in lieu of condemnation prior to COE (any such damage, taking or condemnation event a “Risk of Loss Event”). In the event of any Risk of Loss Event prior to COE, Buyer may, at Buyer’s sole option, by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder. In the alternative, Buyer may attempt to negotiate an appropriate downward adjustment of the Purchase Price. If Seller and Buyer cannot agree upon such a downward adjustment within a reasonable period (not to exceed ten (10) days from the date Buyer receives notice of the loss) Buyer may cancel this Agreement as provided above. In the event of any Risk of Loss Event which does not result in a termination of this Agreement, Seller shall at COE and as a condition precedent thereto, pay Buyer or credit Buyer against the Purchase Price the amount of any insurance or condemnation proceeds, or assign to Buyer, as of COE and in a form acceptable to Buyer, all rights or claims for relief to the same, and credit to Buyer an amount equal to the deductible (if any) under the insurance policy.

22. REMEDIES.

(a) Seller’s Breach. If Seller breaches this Agreement, including, without limitation, a breach of any representation or warranty of Seller set forth herein and/or the failure of Seller to satisfy any conditions precedent to COE specified in Section 12 above that are within Seller’s control, Buyer may, at Buyer’s sole option, either: (i) by written notice to Seller and Escrow Agent, cancel this Agreement whereupon the Earnest Money Deposit shall be paid immediately by Escrow Agent to Buyer, Seller shall promptly reimburse to Buyer its reasonable out-of-pocket and third-party property diligence expenses and, except as otherwise provided in this Agreement, neither of the Parties shall have any further liability or obligation hereunder; or, (ii) extend the date scheduled for COE for such reasonable period of time as may be required to permit Seller to cure or remedy such breach (provided such period of time shall not exceed thirty (30) days unless such greater period of time is agreed to in writing by Seller); or (iii) seek specific performance against Seller (including the recovery of all court costs and reasonable attorney fee ) in which event COE shall be automatically extended as necessary. Notwithstanding the foregoing, if specific performance is unavailable as a remedy to Buyer because of Seller’s affirmative act or intentional omission, Buyer shall be entitled to pursue all rights and remedies available at law or in equity; provided however, Seller shall not be liable to Buyer for any punitive or speculative damages .and in no event shall Buyer be entitled to a recovery or claim against Seller for actual or consequential damages in excess of an amount equal to One Hundred Thousand and No/100 Dollars ($100,000) (in addition to the return of the Earnest Money Deposit). Seller hereby acknowledges and agrees that the provisions of this Section 22(a) shall not limit any rights or remedies Buyer may have against Seller after COB for any misrepresentation, breach of warranty or default by Seller in any of its obligations under this Agreement, the Transfer Documents or any other documents to be entered into pursuant to this Agreement.

(b) Buyer’s Breach. If Buyer breaches this Agreement, as its sole remedy Seller shall be entitled to retain the Earnest Money Deposit in accordance with subsection 5(b) as Seller’s agreed and total liquidated damages. Seller hereby waives any right to seek any equitable or legal remedies against Buyer.

23. Intentionally omitted.

24. NOTICES.

(a) Addresses. Except as otherwise required by law, any notice required or permitted hereunder shall be in writing and shall be given by personal delivery, or by deposit in the U.S. Mail, certified or registered, return receipt requested, postage prepaid, addressed to the Parties at the addresses set forth below, or at such other address as a Party may designate in writing pursuant hereto, or telecopy (fax), or any express or overnight delivery service Federal Express), delivery charges prepaid:

if to Seller:	DEBORAH MAY-BUFFUM c/o GORDON & REES, LLP 101 W. Broadway, Suite 2000 San Diego, CA 92101 Attention Richard T. Clampitt Tel: (619)230-7753 Fax: (619)696-6700

if to Buyer:	ARCTRUST EQUITIES, LLC 1401 Broad Street Clifton, New Jersey 07013 Attention: Marc A. Perel Tel: (973)249-1000 Fax: (97.3)249-1001

with copies to:	Ansell Grimm & Aaron, P.C. 341 Broad Street Clifton, New Jersey 07013 Attention: David B. Zolotorofe, Esq. Tel: (973) 247-9000 Fax: (973) 247-9199

If to Escrow Agent:	First American Title Insurance Company 2425 E. Camelback Road, Suite 400 Phoenix, AZ 85016 Attn: Mr. Brandon Grajewski Tel.: (602) 567-8145 Fax: (602) 567-8101

(b) Effective Date of Notices. Notice shall be deemed to have been given on the date on which notice is delivered, if notice is given by personal delivery or telecopy, and on the date of deposit in the mail, if mailed or deposited with the overnight carrier, if used. Notice shall be deemed to have been received (i) on the date on which the notice is received, if notice is given by telecopy or personal delivery, (ii) on the first business day following deposit with an overnight carrier, if used, and (iii) on the second (2nd) day following deposit in the U.S. Mail, if notice is mailed. If escrow has opened, a copy of any notice given to a party shall also be given to Escrow Agent by regular U.S. Mail or by any other method provided for herein.

25. CLOSING COSTS.

(a) Closing Costs. Seller and Buyer agree to pay closing costs as indicated in this Agreement and in the escrow instructions attached hereto as Exhibit E, and by this reference incorporated herein (the “Escrow Instructions”). At COE, Seller shall pay (i) the costs of releasing all liens, judgments, and other encumbrances that are to be released and of recording such releases (ii) one-half the fees and costs due Escrow Agent for its closing services, (iii) the transfer tax associated with the sale of the Property, if any, and (iv) all other costs to be paid by Seller under this Agreement. At COE, Buyer shall pay (i) one-half the fees and costs due Escrow Agent for its services, (ii) all other costs to be paid by Buyer under this Agreement. Except as otherwise provided for in this Agreement, Seller and Buyer will each be solely responsible for and bear all of their own respective expenses, including; without limitation, expenses of legal counsel, accountants, and other advisors incurred at any time in connection with pursuing or consummating the transaction contemplated herein. If not paid in full by the Tenant as of the date of COE, real estate taxes shall be prorated based upon the current valuation and latest available tax rates. The rent proration shall be calculated through escrow as of COE based upon the latest available information, including, without limitation, a credit to Buyer for any rent prepaid by Tenant for the period beginning with and including the date on which the closing occurs through and including the last day of the month in which the closing occurs. All other credits to Buyer shall be similarly prorated. Any other closing costs not specifically designated as the responsibility of either Party in the Escrow Instructions or in this Agreement shall be paid by Seller and Buyer according to the usual and customary allocation of the same by Escrow Agent. Seller agrees that all closing costs payable by Seller ·shall be deducted from Seller’s proceeds otherwise payable to Seller at COE. Buyer shall deposit with Escrow Agent sufficient cash to pay all of Buyer’s closing costs. Except as provided in this Section 25(a), Seller and Buyer shall each bear their own costs in regard to this Agreement.

(b) Post-Closing Adjustment. If after COE, the parties discover any errors in adjustments and apportionments or additional information becomes available which would render the closing prorations inaccurate, the same shall be corrected as soon after their discovery as possible. The provision of this Section 25(b) shall survive COE except that no adjustment shall be made later than eighteen (18) months after COE unless prior to such date the Party seeking the adjustment shall have delivered a written notice to the other Party specifying the nature and basis for such claim; provided, however, in the event an adjustment is sought due to the fact that current tax bills with respect to the Property had not yet been issued as of COE, the provisions of this Section 25(b) shall survive with respect to any closing proration of real property taxes until thirty (30) days after Buyer’s receipt of tax bills for the period of time during which COE occurred. In the event that such claim is valid, the Party against whom the claim is sought shall have ten (10) days in which to remit any adjustment due.

(c) Instructions. This Agreement, together with the Escrow Instructions, shall constitute escrow instructions for the transaction contemplated herein. Such escrow instructions shall be construed as applying principally to Escrow Agent’s employment.

26. ESCROW CANCELLATION CHARGES. If escrow fails to close because of Seller’s default, Seller shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close because of Buyer’s default, Buyer shall be liable for any cancellation charges of Escrow Agent. If escrow fails to close for any other reason, Seller and Buyer shall each be liable for one-half of any cancellation charges of Escrow Agent. The provisions of this Section 26 shall survive cancellation of this Agreement.

27. APPROVALS. Concerning all matters in this Agreement requiring the consent or approval of any Party, the Parties agree that any such consent or approval shall not be unreasonably withheld unless otherwise provided in this Agreement.

26. ADDITIONAL ACTS. The Parties agree to execute promptly such other documents and to perform such other acts as may be reasonably necessary to carry out the purpose and intent of this Agreement.

29. GOVERNING LAW. This Agreement shall be governed by and construed or enforced in accordance with the laws of the district where the Property is located.

30. CONSTRUCTION. The terms and provisions of this Agreement represent the results of negotiations among the Parties, each of which has been represented by counsel of its own choosing, and neither of which has acted under any duress or compulsion, whether legal, economic or otherwise. Consequently, the terms and provisions of this Agreement shall be interpreted and construed in accordance with their usual and customary meanings, and the Parties each hereby waive the application of any rule of law which would otherwise be applicable in connection with the interpretation and construction of this Agreement that ambiguous or conflicting terms or provisions contained in this Agreement shall be interpreted or construed against the Party whose attorney prepared the executed Agreement or any earlier draft of the same.

31. TIME OF ESSENCE. Time is of the essence of this Agreement. However, if this Agreement requires any act to be done or action to be taken on a date which is a Saturday, Sunday or legal holiday, such act or action shall be deemed to have been validly done or taken if done or taken on the next succeeding day which is not a Saturday, Sunday or legal holiday, and the successive periods shall be deemed extended accordingly.

32. INTERPRETATION. If there is any specific and direct conflict between, or any ambiguity resulting from, the terms and provisions of this Agreement and the terms and provisions of any document, instrument or other agreement executed in connection herewith or in furtherance hereof, including any Exhibits hereto, the same shall be consistently interpreted in such manner as to give effect to the general purposes and intention as expressed in this Agreement which shall be deemed to prevail and control.

33. HEADINGS. The headings of this Agreement are for reference only and shall not limit or define the meaning of any provision of this Agreement.

34. FAX AND COUNTERPARTS. This Agreement may be executed by facsimile and/or in any number of counterparts. Each party may rely upon any facsimile or counterpart copy as if it were one original document.

35. INCORPORATION OF EXHIBITS BY REFERENCE. All Exhibits to this Agreement are fully incorporated herein as though set forth at length herein.

36. SEVERABILITY. If any provision of this Agreement is unenforceable, the remaining provisions shall nevertheless be kept in effect.

37. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the Parties and supersedes all prior agreements, oral or written, with respect to the subject matter hereof. The provisions of this Agreement shall be construed as a whole and not strictly for or against any Party.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement as of the Effective Date.

SELLER:	DEBORAH MAY-BUFFUM, TRUSTEE OF THE BETTY UPHAM GOURAUD TRUST

	By:	/s/ Deborah May-Buffum, Trustee
Deborah May- Buffum, Trustee

BUYER:	ARCTRUST EQUITIES, LLC, a New Jersey limited liability company

	By:	/s/ Marc A. Perel
Marc A. Perel, Manager